Exhibit 99.1

Permian Basin Royalty Trust

PERMIAN BASIN ROYALTY TRUST

ANNOUNCES MARCH CASH DISTRIBUTION

Permian Basin Royalty Trust

DALLAS, Texas, March 21, 2014 – Permian Basin Royalty Trust (NYSE: PBT) (“Permian”) today declared a cash distribution to the holders of its units of beneficial interest of $0.108529 per unit, payable on April 14, 2014, to unit holders of record on March 31, 2014.

This month’s distribution increased from the previous month due to increased production of oil on the Waddell Ranch properties and the completion last month of the prior period adjustments relating to previous years’ overpayments to the Trust on gas plant allocations by ConocoPhillips.

Production for the Trust’s allocated portion of the Waddell Ranch and the Texas Royalty Properties combined for oil and gas respectively was 52,628 bbls and 150,840 Mcf. The average price for oil was $89.58 per bbl and for gas was $6.71 per Mcf. This would primarily reflect production for the month of January for oil and the month of December for gas. The worldwide market conditions continue to affect the pricing for domestic production. It is difficult to predict what effect these conditions will have on future distributions.

	Underlying Properties		Net to Trust Sales
	Volumes		Volumes				Average	Price
	Oil	Gas	Oil		Gas		Oil	Gas
	(per bbl)	(per Mcf)	(per bbl)		(per Mcf)		(per bbl)	(per Mcf)
Current Month	104,164	404,223	52,628	*	150,840	*	$89.58	$6.71	**
Prior Month	102,079	373,305	49,867	*	127,635	*	$90.36	$6.29	**

*	These volumes are the net to the trust, after allocation of expenses to Trust’s net profit interest.
**	This pricing includes sales of gas liquid products.

Work was started on the 2014 workover wells and six vertical wells of the 2013 program were completed in the month of January. Capital expenditures were approximately $2,031,532.65. The numbers provided reflect what was net to the Trust. Due to the allocation method of paying for capital expenditures and lease operating expenses, the Trust’s net volumes are adjusted in order to pay these expenditures.

The Trustee continues to evaluate the claim of $4,542,547 overpayment that was recouped by ConocoPhillips back in September and October 2011. The accounting adjustments and subsequent reimbursements of this claim have been processed through the monthly distributions. These prior period adjustments along with the respective reimbursements of the withheld monies have been completed as of last month, however, these adjustments will continue to be reviewed for accuracy and validity through the 2014 audit period.

As previously disclosed, U.S. Trust, Bank of America Private Wealth Management has announced its intention to resign as trustee of the Trust, subject to certain conditions set forth in the trustee’s notice dated January 9, 2014, including unitholder approval of a successor trustee.

The 2013 tax information packets were mailed directly to unitholders in mid March 2014. A copy of Permian’s 2013 tax information booklet is available on Permian’s website. In addition to the tax booklet the Permian website also offers two simple calculators for computing the income and expense amounts and the cost depletion. Both calculators are updated for 2013 tax reporting.

Permian’s cash distribution history, current and prior year financial reports and tax information booklets, a link to filings made with the Securities and Exchange Commission and more can be found on its website at http://www.pbt-permianbasintrust.com/

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Contact:	Ron E. Hooper
Senior Vice President
U.S. Trust, Bank of America Private Wealth Management, Trustee
Toll Free – 1.877.228.5085